Exhibit 99.1

[GLOBALNET LOGO]


            GlobalNet Announces Appointment of Thomas P. Dunn as CFO

HOUSTON, TX - August 17, 2005 - GlobalNet Corporation (Pink Sheets: GLBT) announced today its board of directors appointed Thomas P. Dunn as CFO replacing Tom Seifert who resigned to pursue other business opportunities.

"Mr. Dunn brings tremendous financial and accounting experience to GlobalNet and we are fortunate to have him join our team," said Mark T. Wood, Chairman and CEO of GlobalNet. "He will begin working with the Company's new auditors and focus his time towards completing GlobalNet's prior announced on-going financial analysis so we can complete our 2004 audit and filings," continued Wood.

"I am very pleased to be joining GlobalNet at this stage in its corporate restructuring," added Dunn. "This is a new opportunity in what I believe to be a growing market. I look forward to joining the Company's team and contributing to the growth and success of GlobalNet," said Dunn.

Dunn was most recently president of Firstwave Marine, Inc. where, in various officer capacities, he helped the shipbuilding and repair company successfully emerge from bankruptcy protection. Dunn has also worked for international telecommunications companies and has experience in the areas of restructurings and mergers and acquisitions.

Dunn has held corporate controller and other executive positions with private and publicly listed NYSE and NASDAQ companies. Dunn holds a Masters Degree in Accounting from the University of Virginia and is a Certified Public Accountant.

In commenting on Seifert's resignation, Wood said, "Tom performed an important role in our corporate development and restructuring. His leadership contributed to our ability to raise capital in a difficult environment and weather existing telecom market realities." Wood continued, "We wish Tom great success in his future endeavors."

GlobalNet will file a copy of this press release with the Securities and Exchange Commission pursuant to Form 8-KA, which will be available for free on the SEC's website at www.sec.gov.

About GlobalNet Corporation

GlobalNet Corporation, a Voice over Internet Protocol (VoIP) services company, provides outbound telecommunications traffic to Latin America and counts among its customers both Tier 1 and Tier 2 carriers. GlobalNet provides international voice, data, fax and Internet services on a wholesale basis over a private IP network to international carriers and other communication service providers in the U.S. and internationally. GlobalNet's state-of-the-art IP network, utilizing the convergence of voice and data networking, offers customers economical pricing, global reach and an intelligent platform that guarantees fast delivery of value-added services and applications. More information may be obtained from our website at www.gbne.net.

Safe Harbor for Forward-Looking Statements

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in the future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product price, volatility, product demand, market competition, risk inherent in the Company's domestic and international operations, imprecision in estimating product reserves and the Company's ability to replace and expand its holdings.


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Contact:
  GlobalNet Corporation
  Investor Relations, 630-652-1301
  investors@gbne.net